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EXHIBIT (a)(1)

                      HILLIARD-LYONS GOVERNMENT FUND, INC.
      CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

                             Effective June 18, 2003

I.      INTRODUCTION/COVERED PERSONS

        The Hilliard-Lyons Government Fund, Inc. (the "Company") has been successful in large part by managing its business with honesty and integrity. The principal officers of the Company have an important and elevated role in corporate governance and in promoting investor confidence. To further the ends of ethical and honest conduct among its officers, the Board of Directors of the Company has adopted this Code of Ethics. This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the "SEC") thereunder.

        This Code of Ethics applies to the principal executive officer, principal financial officer, controller and other senior financial officers of the Company, as may be identified from time to time by the Audit Committee (collectively, the "Covered Persons").

        The Audit Committee shall be responsible for the overall administration of this Code of Ethics, but has delegated to Joseph C. Curry, Jr. (the "Ethics Compliance Officer") the responsibility to oversee the day-to-day operation of this Code of Ethics.

        This Code of Ethics is in addition to, not in replacement of, the Company's Code of Ethics for access persons (the "Investment Company Code of Ethics"), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Covered Persons may also be subject to the Investment Company Code of Ethics.

II.     CODE OF ETHICS REQUIREMENTS

        This Code of Ethics requires each Covered Person to:

        1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        2. Provide full, fair, accurate, timely and understandable disclosure in reports submitted to or filed with the SEC and in all other public communications made by the Company;

        3. Comply with laws, rules and regulations of the federal government, state governments and other regulatory agencies as they apply to the Company;

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        4.      Disclose promptly to the Ethics Compliance Officer any
                violations of this Code of Ethics of which the Covered Person may become aware; and

        5. Not retaliate against any other Covered Person or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith.

III.    CONFLICTS OF INTEREST

        A conflict of interest occurs when a Covered Person's private interest interferes in any way--or even appears to interfere--with the interests of the Company as a whole or with his or her service to the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

        Certain conflicts of interest arise out of the relationships between Covered Persons and the Company and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Persons may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

        Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and its investment adviser and/or administrator of which the Covered Persons are also officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Company or for the adviser and/or administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and/or administrator and the Company. The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Company and its investment adviser and/or administrator and is consistent with the performance by the Covered Persons of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company.

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        Each Covered Person must:

        . not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company; and

        . not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company.

        There are some conflict of interest situations that should be discussed with the Ethics Compliance Officer if material. Examples of these include:

        . any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

        . a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person's employment, such as compensation or equity ownership.

IV.     ACCURATE, COMPLETE, TIMELY AND UNDERSTANDABLE INFORMATION

        The Covered Persons are responsible for ensuring that the Company's shareholders and the public receive financial and other information that is accurate, complete, timely and understandable. Covered Persons are obligated to comply with all laws and regulations governing the public disclosure of Company information. All public statements, whether oral or written, must be understandable and accurate, with no material omissions.

        The books and records of the Company must be kept accurate and current to ensure that the public receives information that is full, fair, accurate, complete and timely. The Covered Persons must ensure that transactions are completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles. Economic evaluations must fairly represent all information relevant to the evaluation being made. No secret or unrecorded cash funds or other assets may be established or maintained for any purpose.

        Each Covered Person shall also comply with the Company's disclosure controls and procedures and the Company's internal controls and procedures for financial reporting.

V.      WAIVERS

        The Audit Committee may grant a waiver from one or more provisions of this Code of Ethics upon the request of a Covered Person and after a review of the relevant facts and circumstances. The decision by the Audit Committee whether to grant a waiver from this Code of Ethics shall be final.

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        "Waiver" shall mean the approval of a material departure from a provision of this Code of Ethics. If an executive officer becomes aware of a material departure from a provision of this Code of Ethics by any Covered Person, he or she shall immediately report such violation to the Ethics Compliance Officer or the Audit Committee, as appropriate. The Ethics Compliance Officer shall promptly report the violation to the Audit Committee. If the Audit Committee fails to take action with respect to the violation within ten business days, the Company shall be deemed to have made an "implicit waiver" from this Code of Ethics.

        If a waiver from one or more provisions of Section II of this Code of Ethics is granted by the Audit Committee to any Covered Person, including an implicit waiver, the Audit Committee shall direct the Company to (a) post a notice and description of the waiver on the Company's website within five business days following the waiver, including the name of the person to whom the Company granted the waiver and the date of the waiver, maintain such notice on the website for at least 12 months, and retain such notice for a period of at least 6 years following the end of the fiscal year in which the waiver occurred; or (b) include a description of the waiver in its next report on Form N-CSR. If the waiver will be disclosed via the Company's website, the Company must have first disclosed in its most recent Form N-CSR that it intends to disclose these events on its website and its website address.

VI.     AMENDMENTS

        This Code of Ethics may be amended by the Audit Committee as it deems appropriate. If a provision of the Code of Ethics that applies to any Covered Person and that relates to one or more provisions of Section II of this Code is amended, the Audit Committee shall direct the Company to (a) post a notice and description of the amendment on the Company's website within 5 business days following the amendment, maintain such notice on the website for at least 12 months, and retain such notice for a period of at least 6 years following the end of the fiscal year in which the amendment occurred; or (b) include a description of the amendment in its next report on Form N-CSR. If the amendment will be disclosed via the Company's website, the rules applicable to website postings of waivers, discussed in Section V above, apply.

        Technical, administrative or other non-substantive amendments to the Code of Ethics need not be disclosed.

VII.    VIOLATIONS

        If the Audit Committee becomes aware of an actual or potential violation of this Code of Ethics, it shall direct an investigation into the facts and circumstances surrounding the violation. If a violation is found, the Audit Committee may impose on the Covered Person found to be in violation of this Code of Ethics any of a wide range of consequences as it deems appropriate, including warnings or letters of reprimand for less significant, first-time offenses, fines, reduced professional duties, suspension without pay and, in the most serious cases, termination.

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VIII.   DISCLOSURE

        The Audit Committee shall direct the Company to make this Code of Ethics publicly available through one of the following three methods: (1) filing the Code as an exhibit to the Company's annual report on Form N-CSR; (2) posting the text of the Code on the Company's website, provided that the Company has first disclosed its Internet address and intent to provide disclosure in this manner in its most report on Form N-CSR and provided further that the text of the Code remains on the website for as long as the Company remains subject to the SEC's rules promulgated under Section 406 of the Sarbanes-Oxley Act of 2002; or (3) providing an undertaking in its most recent report on Form N-CSR to provide a copy of the Code of Ethics to any person without charge upon request.

IX.     ACKNOWLEDGEMENT

        Each Covered Person shall, in the form attached hereto as Appendix A, acknowledge receipt of and compliance with the Code of Ethics upon adoption of this Code of Ethics or when initially hired, whichever occurs later. Each Covered Person shall annually, in the form attached hereto as Appendix B, acknowledge receipt of and compliance with this Code of Ethics.

X.      CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, its counsel, the Company, its counsel, the investment adviser, and its counsel.

XI.     INTERNAL USE

        The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

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